Exhibit 6.23

Confidential Information has been omitted in places marked “[*]” and has been filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to this omitted information pursuant to an application for confidential treatment filed with the Commission under Rule 406 under the Securities Act of 1933, as amended.

Execution Copy

SUPPLY AND DISTRIBUTION AGREEMENT

This Supply and Distribution Agreement (this “Agreement”) is entered into by and between Otto Bock HealthCare LP, with a principal office of at 11501 Alterra Parkway, Suite 600, Austin, TX 78758 (“Ottobock”), and Myomo, Inc., with a principal office at One Broadway, 14th Floor, Cambridge, MA 02142 (“Supplier”), as of the Effective Date (defined below).

RECITALS

A. Supplier is engaged in the business of developing, manufacturing, marketing and selling certain myoelectric orthotics products and support services;

B. Ottobock desires to purchase certain products from Supplier, and Supplier desires to sell such products to Ottobock, in order for Ottobock to augment its product portfolio, subject to and in accordance with the terms and conditions of this Agreement; and

C. Given Ottobock’s significant distribution channel, Supplier desires to appoint Ottobock as the exclusive distributor of the Products, as attached hereto as Exhibit A and incorporated herein by reference, throughout the Territory (as defined below), and Ottobock desires to accept such appointment, in accordance with the terms and conditions of this Agreement.

AGREEMENT

Therefore, intending to be legally bound, Ottobock and Supplier agree as follows:

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

1.1. Definitions.

(a) Terms Defined in this Article. For purposes of this Agreement, the following terms shall have the following meanings:

“Affiliate” means a parent, subsidiary or sister company of a Party, and for this purpose, (i) “parent” means any corporation or business entity that owns, directly or indirectly, a majority of the Party’s voting stock or comparable equity securities, (ii) “subsidiary” means any corporation or business entity of which the Party owns, directly or indirectly, a majority of the voting stock or comparable equity securities, and (iii) “sister company” means any corporation or business entity of which a parent owns, directly or indirectly, a majority of the voting stock or comparable equity securities.

“Applicable Laws” means all applicable common law, statutes, ordinances, rules, regulations, guidance or orders of any governmental authority, including Regulatory Laws.

“Approval” means a regulatory exemption, clearance, approval, licensing or regulatory action by any regulatory body in Territories that permit Products to be marketed and sold to Customers.

“Customer” means a customer who purchases the Products from Ottobock (or its Affiliate or Marketing Partner) for fitting or administration to a patient or for his or her own use.

“Defect” or “Defective” means failure of a device, any of its components, labeling, or packaging to meet any of its specifications.

Confidential Information has been omitted in places marked “[*]” and has been filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to this omitted information pursuant to an application for confidential treatment filed with the Commission under Rule 406 under the Securities Act of 1933, as amended.

“Effective Date” means January 1, 2017.

“Exclusive Customers” means those Customers identified on Exhibit E and any Customers added to Exhibit E pursuant to Section 3.2.

“Territory” means those countries identified in Exhibit D, as may be amended from time to time.

“Field Action” means any recall, correction or removal action by Supplier with respect to any Products due to safety, efficacy, quality or regulatory compliance concerns, including actions to recover title to or possession of, or to halt distribution of, Products that previously have been shipped to Customers.

“First-Level Customer Service” means the primary direct support provided by Ottobock to Ottobock’s Customer or its Customer’s patient to address customer service inquiries and provide response to issues.

“Improvements” means any and all modifications, improvements, additions, alterations, developments, discoveries or refinements, whether patented or unpatented, related to the Products.

“Insolvency Event” means that the Party has (i) commenced a voluntary proceeding under any insolvency law, (ii) had an involuntary proceeding commenced against it under any insolvency law which has continued undismissed or unstayed for 60 consecutive days, (iii) had a receiver, trustee or similar official appointed for it or for any substantial part of its property, (iv) made an assignment for the benefit of creditors or (v) had an order for relief entered with respect to it by a court of competent jurisdiction under any insolvency law. For purposes hereof, the term “insolvency law” means any applicable bankruptcy, insolvency or other similar law now or hereafter in effect.

“Intellectual Property” means any and all inventions, discoveries, ideas, designs, drawings, works of authorship, trade secrets, copyrights, trademarks, service marks, Improvements, Patents, Know-How, or other intellectual property related to the Products.

“Know-How” means any information, know-how, processes, procedures, compositions, devices, methods, formulas, protocols, techniques, designs, data or other materials.

“Licensed Trademarks” means, with respect to Supplier, those trademarks set forth on Exhibit B.

“Losses” means any liability, damage, loss, action, claim, cause of action, tax, cost or expense (including reasonable attorneys’, consultants’ and experts’ fees and expenses and all amounts paid in investigation, defense and settlement of any of the foregoing).

“Manufacture” means all operations necessary or appropriate to make, process, test, release, package, store, sterilize, label and ship a Product in accordance with applicable industry standards, Applicable Laws and the applicable specifications of such Product.

“Marketing Partner” means a Person that promotes, markets, sells and/or distributes a Party’s products under a contractual arrangement with that Party, including but not limited to Ottobock’s third-party representatives.

“Misuse” means a misuse of the Product giving rise to a danger that could have been reasonably anticipated and guarded against.

“User Information” means information supplied by Supplier relating to a Product that includes all the information needed to use it safely and in compliance with Applicable Laws.

“Party” or “Parties” means Ottobock and/or Supplier, as the context requires.

Confidential Information has been omitted in places marked “[*]” and has been filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to this omitted information pursuant to an application for confidential treatment filed with the Commission under Rule 406 under the Securities Act of 1933, as amended.

“Patents” means any and all patents and patent applications, including any divisionals, substitutions, continuations, continuation-in-parts, reissues, reexaminations or extensions thereof, and all corresponding foreign patents and patent applications filed or issued in any country, relating to the Products, as of the Effective Date or during the Term.

“Person” means any individual, group or entity, including governmental authorities.

“Products” means the Supplier products listed on Exhibit A hereto and all improvements, enhancements, refinements or other modifications thereto. For purposes of this definition, “Products” shall also include all components, materials, and other packaging necessary to assemble a finished packaged and labeled to-be-distributed product according to Supplier’s specifications for Ottobock’s Distribution hereunder.

“Purchasing Year” means a calendar year.

“Regulatory Authority” means, with respect to any country or jurisdiction, any governmental authority involved in governing the Manufacture, labeling and distribution of medical devices or the finished goods contemplated by this Agreement, or the administering Regulatory Laws in that country or jurisdiction applicable to the Products, including but not limited to the United States Food and Drug Administration (“FDA”) or Health Canada’s Medical Device Regulations (“HCMDR”).

“Regulatory Laws” means all Applicable Laws governing (i) the shipping, design, testing, investigation, Manufacture, labeling, sterilization, storage, distribution, marketing or sale, (ii) recordkeeping or reporting obligations for third-party complaints or adverse events, (iii) Field Actions, in the case of (i)-(iii) above as applicable to the Products, or (iv) similar regulatory matters, including the applicable regulations for finished medical devices regulated under the Food, Drug, and Cosmetic Act and any other laws applicable to the Products.

“Second-Level Customer Service” means customer support provided by Supplier via telephone or online communication services to augment Ottobock’s customer service personnel. Supplier will seek to resolve the problem remotely, and if unsuccessful, will work with Ottobock to obtain the Product at issue for remediation.

“Unit” shall mean one complete MyoPro System as identified on Exhibit A. As of the Effective Date, the Motion G 1.1 system, Motion W system, MyoPro Elbow system, and T&E System 1.0 shall each comprise one Unit.

(b) Terms Defined Elsewhere. Capitalized terms not defined in Section 1.1(a) shall have the meanings specified elsewhere in this Agreement, including the following:

Term	Section
Annual Advance Payment	4.3(a)
Confidential Information	6.1
Corporate Event	10.1
Dispute	11.10
Distribute or Distribution	3.1
FDA	Definition of “Regulatory Authority”
GRE	3.4
HCMDR	Definition of “Regulatory Authority”
Infringement Claim	8.1(a)
Initial Term	9.1
Product Claim	8.1(a)
Product Line Extensions	3.3
Quality Agreement	5.2
Renewal Term	9.1
Services	3.4
Supplier Default	4.4(b)
Term	9.1
Third Party Claim	8.1(a)
Transfer Price	4.5(a)

Confidential Information has been omitted in places marked “[*]” and has been filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to this omitted information pursuant to an application for confidential treatment filed with the Commission under Rule 406 under the Securities Act of 1933, as amended.

1.2. Rules of Construction. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Words in the singular shall be deemed to include the plural and vice versa. The terms “hereof” and “herein” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. Section and exhibit references are to the sections and exhibits to this Agreement unless otherwise specified. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation.”

ARTICLE II
CONDITION PRECEDENT

2.1. Termination of Existing Distribution Agreement. Supplier shall provide Ottobock with a valid notice of termination of its existing reseller relationship by November 15, 2016. The delivery of such notice of termination is a condition precedent to this Agreement. If the foregoing condition precedent is not satisfied, this Agreement shall become automatically null and void ab initio and of no force or effect in any respect.

ARTICLE III
DISTRIBUTION OF THE PRODUCTS

3.1. Exclusive Distribution Rights. During the Term of this Agreement, Supplier hereby appoints Ottobock and its Affiliates and Marketing Partners as its exclusive authorized distributor with the right to promote, market, sell, , package and distribute (collectively, “Distribute” or the act of “Distribution”) the Products (i) throughout the Territory and (ii) to the Exclusive Customers, and Ottobock hereby accepts such appointment. Supplier shall not, directly or indirectly, (i) sell or Distribute the Products, (ii) establish any branch or warehouse with the intent to market, Distribute or sell the Products, or (iii) appoint any representatives for the marketing, Distribution or sale of the Products, in each case in the Territory or to the Exclusive Customers. Supplier shall promptly direct to Ottobock all inquiries related to the sale or Distribution of the Products in the Territory or from the Exclusive Customers. Ottobock and its Affiliates and Marketing Partners shall have an obligation to purchase or Distribute Products pursuant to Section 4.4, and to use commercially reasonable efforts to actively promote the Products in the Territory and to the Exclusive Customers, and shall have discretion to determine the nature and extent of their Distribution efforts hereunder, it being understood that any such efforts shall be contingent upon Supplier’s satisfaction of Ottobock’s Customers demands and its obligations under this Agreement.

3.2. Additions to Exclusive Customer List. The Parties acknowledge that Ottobock may be presented with sales opportunities for the Products to specific, identified Customers (including, without limitation, O&P Customers) in the United States. By mutual agreements, the Parties may agree to add any such Customer to the list of Exclusive Customers, and Ottobock shall have the exclusive rights to Distribute Products to any Customers added to the list of Exclusive Customers pursuant to this Section 3.2.

3.3. Product Line Extensions and Modifications. During the Term of this Agreement, Supplier shall notify Ottobock of any Product line extensions (the “Product Line Extensions”) and the Parties may amend Exhibit A to include those Product Line Extensions. Ottobock shall provide notice to Supplier of any decision by Ottobock to decline to Distribute a Product Line Extension pursuant to this Agreement within sixty (60) days of receipt of notice of such Product Line Extension. Ottobock acknowledges that it may not be the distributor of the entire product line of Supplier, and, as such, is only authorized to Distribute the Products identified on Exhibit A, as may be amended from time to time. However, in furtherance of Supplier’s Distribution efforts under this Agreement, Supplier shall not, without prior written approval of Ottobock, market, distribute, sell represent or otherwise deal in any products which are competitive with the Products identified on Exhibit A, or would create a conflict of interest in handling Ottobock’s Confidential Information. Supplier agrees to provide timely comprehensive information to Ottobock with respect to any discontinuance of any Products and modifications to existing Products. Ottobock agrees to provide timely comprehensive information to its Customers with respect to Product Line Extensions, discontinuance of Products and modifications to existing Products after receiving appropriate information regarding such Product Line Extensions from Supplier.

Confidential Information has been omitted in places marked “[*]” and has been filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to this omitted information pursuant to an application for confidential treatment filed with the Commission under Rule 406 under the Securities Act of 1933, as amended.

3.4. Central Fabrication Services. Supplier shall supply central fabrication services (“Services”) to Ottobock through its vendor Geauga Rehabilitation Engineering (“GRE”) until at least December 31, 2017. Supplier shall cause GRE to deliver Products within two (2) weeks from receipt of an order meeting all supplier order qualifications including, but not limited to an acceptable patient mold and valid completed order form, which must meet Supplier technical standards. At any time, Ottobock may elect to negotiate and enter into an agreement with GRE for GRE to provide Services directly for Ottobock. Until such time as Ottobock is able to complete an agreement with GRE, and has validated its ability to, assume responsibility for the Services, Supplier shall cause GRE to continue providing such Services to Ottobock. Ottobock shall pay the Services fees set out on Exhibit A for the Services provided by Supplier or GRE on behalf of Supplier. These fees shall be paid by Ottobock directly to Supplier, and Supplier shall be solely responsible for remitting any and all fees to GRE.

3.5. Handling and Shipping of Products. Shipments shall be made by Supplier and/or GRE, F.O.B. Origin (i.e., GRE’s distribution center in Chardon, OH or Myomo’a Cambridge MA location), freight prepaid by Ottobock using Ottobock’s preferred carrier, to a “ship to” address corresponding with the Exclusive Customer’s designation. Supplier shall inspect, package, label, and ship the Products and all related packaging and labeling materials, necessary for Ottobock to inspect, assemble (as necessary), and Distribute the Products, in compliance with Applicable Laws and all applicable specifications. Supplier shall cause the delivery of the Products on the requested delivery date specified in the applicable firm order or as soon as commercially practicable thereafter. Extraordinary shipments that must be made due to (a) Supplier’s delinquency or inability to deliver on time, or product returns for Defective, non-conforming or product warranty reasons, which shall be shipped F.O.B. Origin, freight prepaid by Supplier; and (b) Ottobock’s request for expedited shipping or drop shipping to a Customer, which shall be shipped F.O.B. Origin, freight prepaid by Ottobock.

3.6. Placement and Availability of Products. Supplier shall use commercially reasonable efforts to fulfill Ottobock’s orders placed under this Agreement. Supplier shall make available to Ottobock a then-current inventory status and availability report for the Products as may be requested from time to time by Ottobock so that Ottobock can adequately manage its efforts to Distribute the Products and the demand and expectations of Customers. This availability reporting shall be conducted through standard Supplier procedures so long as such procedures are adequately communicated to Ottobock and are sufficient to comply with Supplier’s obligations under this Section 3.6.

3.7. Branding and Labeling. The Product packaging, labeling and User Information for the Products shall be the sole responsibility of Supplier, and all such materials will: (a) be prepared by Supplier and provided to Ottobock, and (b) identify the legal manufacturer of record. The Parties agree that any and all labeling used on Products that Ottobock Distributes shall be mutually agreed to prior to their Distribution, and that the applicable Licensed Trademarks of both Supplier and Ottobock may be included on the Product’s labeling.

3.8. Country of Origin. Supplier and Ottobock understand that all products offered for sale to the United States Government must be compliant with The Buy American Act. As such, Supplier certifies that all products supplied will be of the Country of Origin confirmed in Exhibit A. If any provided information changes, Supplier shall provide written notice to Ottobock.

3.9. Marketing and Distribution Activities. Ottobock shall have sole control and authority over its marketing activities for the Products, provided that (a) with respect to Products that require Approval by FDA, HCMDR and other international regulatory agencies, Ottobock shall not make any claims that are inconsistent with the labeling and instructions for use provided by Supplier, and (b) Ottobock shall use commercially reasonable efforts to market and distribute the Products in compliance with Applicable Laws. Ottobock shall be responsible for all expenses incurred by it associated with establishing, performing and maintaining its distribution and marketing of the Products and its organization and offices. Ottobock shall have sole discretion to establish the pricing terms and other terms and conditions in connection with its Distribution of the Products.

3.10. Advertising and Promotion. Ottobock shall use commercially reasonable efforts to advertise and promote the Products in a commercially reasonable manner. Ottobock may, at its own expense, prepare promotional and marketing materials which are appropriate for the effective marketing and Distribution of the Products within the Territory and to the Exclusive Customers in addition to the use of Supplier’s materials set forth in Section 3.11 below; provided that substantive content of such materials shall be provided by Supplier in accordance with Applicable Laws. Supplier expressly acknowledges and agrees that all promotional and marketing materials created by Ottobock shall remain the sole property of Ottobock.

Confidential Information has been omitted in places marked “[*]” and has been filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to this omitted information pursuant to an application for confidential treatment filed with the Commission under Rule 406 under the Securities Act of 1933, as amended.

3.11. Supplier Obligations. In addition to the obligations set forth elsewhere in this Agreement, Supplier shall:

(a) Appoint a senior executive to serve as the primary interface to Ottobock.

(b) Provide Ottobock at no cost marketing material “master copies” for Ottobock to reproduce to provide to its Customers. All sales and marketing material including web site content related to Supplier’s Products will be made available as well to Ottobock for its use in its marketing efforts. Ottobock may reproduce such marketing materials as reasonably required, provided that all copyright, trademark and other property markings are reproduced. Such materials remain the property of Supplier and, except insofar as they are distributed by Ottobock in the course of its performance of its duties under this Agreement, must be promptly returned to Supplier upon the expiration or termination of this Agreement. Under no circumstances shall Ottobock re-distribute any confidential materials including technical specifications, drawings or other trade secret or trademarked materials. All sales and marketing material including web site content related to Supplier’s Products that are developed and used by Ottobock is subject to approval by Supplier.

(c) Train Ottobock sales and clinical support personnel on business development strategies for successful sales of the Products, which includes an introduction to the Product portfolio to VAMC’s. Supplier will develop training programs for Sales, CPO’s, OT’s and Protocols for Product end users.

(d) Provide up to 160 man-hours of business development and clinical services support services encompassing training, business development, provider training and user support, and training of selected members of the orthotics sales force sufficient initial training to be certified to sell the Products; this training will include clinical indications, patient evaluations, software and device operation, clinical research, reimbursement, order processing, and post-sales user training protocols in order to develop Product sales and successful patient outcomes through the VAMC. The Parties will outline the schedule and/or need of training events or business development support prior to these activities commencing in writing. Ottobock will be responsible for its own staff’s travel costs in connection with such training.

(e) Provide one day of follow-up training each quarter to update the Ottobock sales team via in-person classes or webinars.

(f) Provide, upon reasonable request by Ottobock, other than the training anticipated by this Section 3.11, any special or additional product training to external, non-sales and distribution third-parties (e.g., customers, industry partners) regarding the Products at Ottobock’s sole expense. Any such special or additional training shall be provided at a cost to Ottobock of $500 per person-day plus reasonable travel expenses.

(g) Upon request by Ottobock, attend certain industry events, including the American Orthotic & Prosthetic Association and American Academy of Orthotists and Prosthetists events, at Ottobock’s sole expense, to market the Products in conjunction with Ottobock.

(h) Provide Second-Level Customer Service for the Products.

3.12. Ottobock Obligations. In addition to the obligations set forth elsewhere in this Agreement, Ottobock shall:

(a) Dedicate a product manager and clinical staff person to the Product distribution program to ensure successful launch and ongoing support of the Products and users.

Confidential Information has been omitted in places marked “[*]” and has been filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to this omitted information pursuant to an application for confidential treatment filed with the Commission under Rule 406 under the Securities Act of 1933, as amended.

(b) Have selective members of its orthotics sales force participate in sufficient initial training to be certified to sell the Products; this training will include clinical indications, patient evaluations, software and device operation, clinical research, reimbursement, order processing, and post-sales user training protocols in order to develop Products sales and successful patient outcomes through the VAMC.

(c) Purchase demonstration Units from Supplier (at the prices shown in Exhibit A) for selective members of its orthotics sales staff.

(d) Provide First-Level Customer Service, Customer training, and Customer education within the Territory relating to the operation and use of the Products. All such services shall be performed in accordance with Supplier’s standards and specifications, as provided in writing by Supplier to Ottobock, and agreed to by Ottobock, which may be updated from time to time during this Agreement. As part of its customer service obligations, Ottobock shall maintain customer service representatives to assist Customers with all Product inquiries.

(e) Use commercially reasonable efforts to ensure VAMC accounts comply with Supplier’s standards for provider competency that include successful completion of initial and periodic education, documented patient follow-up, and a minimum number of hours spent annually evaluating, fitting, and supporting the Products.

(f) Will ensure that the Products are sold by professionals that are trained to sell medical devices such as the Products.

3.13. Meetings. The Parties will hold monthly operational and sales pipeline meetings and a quarterly senior management meeting to review the progress of the partnership and to address any issues which may arise. Additionally, on a quarterly basis, Supplier and Ottobock will share Product support metrics, review customer service cases, and discuss plans for enhancing product quality and Customer satisfaction.

3.14. Expansion of Territory. Ottobock and Supplier may jointly agree upon additional territories for Distribution of the Products by Ottobock and may amend Exhibit D to include additional territories upon mutual agreement. If Supplier is interested in entering a new geographic market or new sales channel, Ottobock shall have the right of first negotiation to assume distribution rights before Supplier enters into an agreement with another distributor for the relevant market or sales channel, with such negotiation to be completed within sixty (60) days of Supplier’s notification. If no agreement between Ottobock and Supplier has been reached within sixty (60) days, Supplier may enter into relationship with other distributors in that Territory

3.15. Translation of Documents. As required by Applicable Laws, and upon determination of foreign markets requiring non-English translations to be included in the Territory, Ottobock shall, at its own cost, arrange for translation of any labeling and User Information by a professional translator into the local language(s) of Customers and shall revise such translation in accordance with the changes that may be made from time to time Such translation shall at a minimum meet all regulatory requirements of the applicable jurisdiction and be of a standard deemed appropriate for medical products and comparable with that provided for other products sold into the healthcare industry in that jurisdiction.

ARTICLE IV
SUPPLY; ORDERS; TRANSFER PRICING

4.1. Manufacturing Requirements and Assembly. Supplier shall Manufacture each Product in accordance with its specifications, the Quality Agreement and all Applicable Laws. Supplier shall use good faith, diligent efforts to Manufacture the Products in a timely and compliant manner. It is hereby acknowledged that upon the execution of this Agreement, all documents and materials necessary for the Distribution of the Products by Ottobock, including the design history files, manufacturing specifications and all User Information necessary for commercial launch of the Products, shall be provided to, or otherwise made available to, Ottobock for review and validation to the sole and complete satisfaction of Ottobock, in accordance with the Quality Agreement.

Confidential Information has been omitted in places marked “[*]” and has been filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to this omitted information pursuant to an application for confidential treatment filed with the Commission under Rule 406 under the Securities Act of 1933, as amended.

4.2. Forecasting. Ottobock will provide Supplier with a non-binding forecast of quarterly anticipated purchases in advance of each quarter.

4.3. Advance Payments

(a) June, 2017 Advance Payment. In June, 2017, Ottobock shall pay an amount equal to [*]% of the agreed upon Annual Advance Payment shown in Exhibit F for Product sales in calendar year 2017, subject to reduction and negative adjustment for any Product purchases previously made towards the minimum purchase requirements as an advance and credit against future purchases.

(b) Quarterly Advance Payments. Beginning with the third calendar quarter of 2017 (i.e., July-September, 2017), Ottobock shall pay Supplier, in the first month of each calendar quarter, an amount equal to [*] percent ([*]%) of the Annual Advance Payment, as an advance and credit against future purchases, subject to reduction and negative adjustment for any Product purchases previously made towards the minimum purchase requirements.

(c) Annual True-Up of Advance Payments. At the end of each Purchasing Year, the Parties will true-up any discrepancies between the Annual Advance Payment and the amounts due for purchased Products. Any extra amounts held by Supplier after each true-up shall be used as a credit against future purchases.

4.4. Product Orders.

(a) General. Ottobock shall place firm orders for the Products in Ottobock’s standard form of purchase order (which may take the form of an electronic communication), as modified from time to time. Supplier shall use good faith, diligent efforts to accept all firm orders placed by Ottobock and provide an order confirmation of its acceptance within two (2) business days after receipt of the firm order. The Parties agree that the terms and conditions of this Agreement shall prevail, and any contrary or additional terms in any purchase order (other than the quantities and ship to address specified in Ottobock’s purchase order form), sales acknowledgment, confirmation or any other document issued by either Party in connection with the purchase and/or sale of Products are expressly rejected, unless the Parties agree otherwise in writing.

(b) Minimum Purchase Requirements.

(i) First Purchasing Year. Without limiting the generality of Ottobock’s Distribution efforts obligation under Section 3.1, Ottobock shall purchase the minimum number of Units shown in Exhibit F of the Products in the first Purchasing Year of the Term.

(ii) Failure to Obtain CE Mark. If Supplier fails to obtain valid and proper CE Mark registration for the Products by June 30, 2017, Ottobock’s minimum purchasing obligations related to Germany, Switzerland and Austria set forth on Exhibit E hereto shall be null and void, and Supplier hereby waives any objection arising out of such minimum purchasing obligations, and Ottobock’s obligations under this Section 3.3(b) shall be reduced accordingly. The Parties shall also mutually agree upon a reduction in the Annual Advance Payment.

(iii) Subsequent Purchasing Years. After the first Purchasing Year, at least sixty (60) days prior to the commencement of the next Purchasing Year, the Parties will negotiate in good faith an annual minimum purchase requirement and the Annual Advance Payment. To facilitate discussion, both Parties shall provide to the other Party its proposals for any proposed minimum purchase requirements and the Annual Advance Payment, which shall be based upon bona fide, reasonable market, purchasing and commercial data and trends analysis, at least (60) days prior to the end of each Purchasing Year for the subsequent Purchasing Year. If the Parties fail to agree on an annual minimum purchase requirement and the Annual Advance Payment, then either Party may terminate this Agreement by giving at least thirty (30) days’ advance written notice to the other Party prior to the end of the current Purchasing Year.

Confidential Information has been omitted in places marked “[*]” and has been filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to this omitted information pursuant to an application for confidential treatment filed with the Commission under Rule 406 under the Securities Act of 1933, as amended.

(iv) Supplier Default. Notwithstanding the foregoing, Ottobock’s purchase obligations shall be excused, suspended, and/or delayed, upon any of the following conditions: (a) the Products are found to be manufactured outside of required manufacturing specifications or are otherwise unsafe or unsatisfactory for end-customers; (b) there has been a material and valid claim or claims by an end-customer, government agency, or regulatory body that the Products are not fit or compliant for offering, marketing, sale or distribution; (c) there has been a material claim or claims of intellectual property infringement by a third-party seeking the ceasing of the distribution of the Products by either Supplier or Ottobock, that has been filed in court or is affirmed as legitimate by the reasonable opinion of Supplier’s intellectual property counsel, (d) there has been a material change in or removal of the reimbursement for the Products by public or private payors or reimbursement received from Exclusive Customers, (e) Supplier has not obtained CE Mark registration for the Products by December 31, 2017,or (f) Supplier has otherwise breached its obligations to Manufacture in a manner constituting a material breach under Section 9.2(a) below (each, a “Supplier Default”). In the event of a Supplier Default, the Parties shall meet to discuss the potential solution or resolution to the condition, and during the time of resolution or remediation of the condition, the minimum purchase requirements shall be excused, reduced and/or suspended, pending the resolution of the condition, and then after such resolution to the mutual satisfaction of the Parties, the minimum purchase requirements shall continue as appropriately adjusted. In the event Parties mutually agree that the condition of Supplier Default cannot be resolved within ninety (90) days of discovery and notice, then it shall be reason for immediate termination under Section 9.2(g) of this Agreement.

(v) Failure to Meet Minimum Purchase Requirements. If Ottobock fails to submit sufficient orders to meet the minimum requirements in the then current Purchasing Year and such failure is not excused by a Supplier Default, Ottobock shall pre-purchase additional stock of the Products, in order to meet its agreed upon minimum requirements. Ottobock may pay for such pre-purchases using any unused advance payments made pursuant to Section 4.3 as credit and paying any additional required purchase price amounts. Supplier shall stock and account for such pre-purchased stock of inventory for future delivery to Ottobock’s Customers.

(c) Customer Invoicing. Ottobock shall solely and exclusively have responsibility for invoicing and collecting payment from the Customers for their purchase and use of the Products, and payment to Supplier by Ottobock shall not be contingent on payment by Customer. Ottobock shall incorporate the Products into its product billing and inventory management systems to account for Customer purchases. Prior to execution of this Agreement, Supplier shall have provided to Ottobock all SKUs and other forms of product identification necessary for Ottobock to input all Products, including all components, into its inventory management system.

4.5. Transfer and Customer Pricing.

(a) As of the Effective Date, Ottobock’s purchase price for each Product and the Services from Supplier shall be determined by reference to the table set forth on Exhibit A (the “Transfer Price”), and from the Effective Date until price adjustments pursuant to Section 4.5(b) below, or the termination of this Agreement, Ottobock shall be entitled to purchase the Products and Services at these prices. Ottobock shall have sole discretion to offer Product and Service pricing terms to its Customers.

(b) Transfer Prices will be adjusted no more than once in a calendar year, and such adjustment shall be mutually determined and take effect on the first day of January of the applicable calendar year upon agreement. To facilitate discussion, Supplier shall provide any proposed price increases at least sixty (60) days prior to the end of each calendar year for the subsequent calendar year. The Parties agree that the first Transfer Price adjustment shall not occur until January 1, 2018. If the Parties fail to agree on the adjustment to the Transfer Price prior to the commencement of the next calendar year, then either Party may terminate this Agreement by giving at least thirty (30) days’ advance written notice to the other Party prior to the end of the current calendar year. For purposes of determining which transfer prices apply to any firm order, the date on which Ottobock submits the firm order shall control. The Parties also acknowledge an interest in implementing annual purchasing rebate programs, in the event volumes exceed expectations or otherwise help incentivize purchasing.

4.6. Payment Terms. Supplier shall invoice Ottobock for Products purchased by Ottobock on a monthly basis, no later than the fifth day after the end of each calendar month, for the prior month’s aggregate purchases. Ottobock shall have ten (10) days thereafter to reconcile Supplier shipped and invoiced Products. The Parties shall cooperate in good-faith to reconcile and resolve any discrepancies, if any. Ottobock shall pay for such Products, not subject to any dispute, within thirty (30) calendar days of receipt of the applicable invoice.

Confidential Information has been omitted in places marked “[*]” and has been filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to this omitted information pursuant to an application for confidential treatment filed with the Commission under Rule 406 under the Securities Act of 1933, as amended.

4.7. Taxes. The Parties shall cooperate in obtaining in a timely manner all documentation, including exemption certificates, necessary to allow the Parties to refrain from the payment of any taxes, if any, which it would otherwise be obligated to make.

4.8. Non-conformance and Acceptance. Customers shall have a minimum thirty (30) day acceptance period after receipt to inspect and verify that a Product is not Defective. During this acceptance period, Supplier shall replace any Defective Product without charge (including payment of freight and insurance for delivery of the replacement product) or, at Ottobock’s request, refund to Ottobock the entire amount paid (including tax, freight and insurance) in connection with the Defective Product. Customer’s acceptance or deemed acceptance (including any failure to notify Supplier of any defect or nonconformity) of any Product shall not be construed as a waiver of warranty or indemnification rights hereunder. For the avoidance of doubt, any returned Products due to a Defect by Supplier shall constitute purchased Products for purposes of Section 4.4(b), above.

4.9. Product Warranties. Supplier warrants to Ottobock, its Affiliates, its Marketing Partners and the Customers that the Products, when delivered in accordance with the applicable firm order, will (a) conform to the applicable specifications, (b) be collected, processed, tested, stored, packaged, labeled, and shipped in compliance with all Applicable Laws and the Quality Agreement, (c) be free of defects in labeling (including label warnings) and User Information and (d) will comply with the Customer Warranties set out in Section 4.10. Supplier further warrants to Ottobock that the Products, when delivered, shall be free and clear of any liens, security interests or encumbrances of any nature whatsoever. SUPPLIER DISCLAIMS ALL OTHER STATUTORY, EXPRESS OR IMPLIED WARRANTIES, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

4.10. Customer Warranties. Supplier warrants that for one (1) year from the date of shipment of a Product to Ottobock (or its designee), the Product will (a) be free from defects in workmanship and materials, and (b) substantially conform to the applicable specifications (the “Standard Warranty”). Ottobock may, on behalf of Supplier, offer to its Customers and its Customer’s patients: (i) the Standard Warranty and (ii) the Extended Warranty, attached as Exhibit C, if purchased.

4.11. Product Returns. Ottobock shall process all claims under the Standard Warranty and Extended Warranty by shipping warranty returns to Supplier, at Supplier’s cost. If accepted per the terms of the warranty, Supplier will, within ten (10) days of receipt of the Defective Product, repair, refurbish, or replace the Product at its discretion and cover the expense of return to the Customer. Repairs for Misuse of a Product are excluded from the warranty. The acceptance of a warranty claim by Supplier does not start a new warranty period. If a Product is sent to Supplier, but is not eligible for warranty repair per the terms of the warranty, Supplier shall promptly (within three (3) business days) inform Ottobock. Ottobock shall obtain Customer’s decision as to whether repair the Product at Customer’s cost, destroy it or return it to Customer (shipping costs to be paid by Customer) and inform Supplier accordingly.

4.12. Subcontracting. Except for the Services to be supplied by GRE set forth in Section 3.4, Supplier shall not subcontract its obligations or manufacturing operations under this Agreement to any Person without giving Ottobock at least sixty (60) days’ prior written notice.

ARTICLE V
REGULATORY MATTERS

5.1. Compliance with Applicable Laws. Each Party shall comply in all material respects with all Applicable Laws and applicable industry standards that pertain to its activities under this Agreement and, except as otherwise provided for herein, shall bear the entire cost and expense of such compliance. Each Party shall maintain appropriate federal, state or local registrations, certifications and licenses as required by Applicable Laws, including without limitation registration with the FDA, HCMDR and other international regulatory agencies, for their respective duties hereunder. The Parties may request documentation evidencing this compliance on an annual basis.

Confidential Information has been omitted in places marked “[*]” and has been filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to this omitted information pursuant to an application for confidential treatment filed with the Commission under Rule 406 under the Securities Act of 1933, as amended.

5.2. Quality Agreement. In conjunction with the entering of this Agreement, the Parties shall enter into a Quality Agreement to establish reasonable detailed procedures with respect to quality assurance and regulatory affairs matters relating to the Products (the “Quality Agreement”). To the extent that any term in the Quality Agreement conflicts with any term of this Agreement, this Agreement shall govern and control.

5.3. Marketing Approvals. Supplier represents and warrants to Ottobock that it has all and any regulatory Approvals, as applicable, required under any Applicable Laws for each of the Products in the United States and for the Distribution of the Products by Ottobock contemplated hereunder, and that such approvals are in good standing as of the Effective Date. Supplier further represents and warrants to Ottobock that it is and will continue to diligently seek all and any regulatory approvals, as applicable, required under any Applicable Laws for each of the Products in the Territory outside the United States and for the Distribution of the Products by Ottobock contemplated hereunder. Supplier shall be solely responsible for all communications, submissions and interactions with Regulatory Authorities for the purpose of obtaining and maintaining all Approvals, if applicable, for the Products in the Territory at its own cost and expense; provided, however, that Ottobock shall make timely and commercially reasonable efforts to cooperate and assist Supplier. In the event that any Regulatory Authority determines that any approval is required for the Manufacture or Distribution of any Product in the Territory and such Marketing Approval has not been obtained or is not obtained within sixty (60) days of notice from such Regulatory Authority, then (a) Supplier shall immediately notify Ottobock of such determination, (b) Ottobock shall cease its Distribution of such Product until such time as Supplier notifies Ottobock that the applicable Marketing Approval has been obtained, and (c) Ottobock and its Affiliates and Marketing Partners shall have the right to return all or any portion of their inventory of such Product, and Supplier shall promptly refund the Transfer Prices paid therefor, including unrecovered duties, taxes, freight and insurance. Supplier shall provide copies of all Marketing Approvals to Ottobock upon request.

5.4. Labeling. Supplier shall be solely responsible for ensuring that all labeling and User Information for the Products comply with Applicable Laws and conform to their respective specifications.

5.5. Third-Party Complaints and Reports. The Parties shall establish and maintain a system of collecting and recording third-party complaints and adverse events related to the Products in accordance with their respective standard procedures and policies in effect from time to time, and as stated in the Quality Agreement. Ottobock shall, in a timely manner, relay to Supplier any third-party complaints and adverse events involving the Products. Supplier and its subcontractors shall have sole responsibility for investigating and documenting all third-party complaints and adverse events, and make such documents available to Ottobock and the Customers, as appropriate. Ottobock shall cooperate with Supplier in all such investigations as reasonably requested by Supplier, where Ottobock is required to act as a distributor of the Products. Supplier shall be solely responsible for submitting to the Regulatory Authorities all required reports and other materials, including annual reports, distribution reports and safety reports of adverse events, as required. Supplier may choose to contract with Ottobock, such that Ottobock would fulfill certain of Supplier’s regulatory-quality quality management activities or investigations. Each Party shall promptly notify the other Party of any material information it learns concerning the safety or efficacy of the Products, regardless of whether formal reporting to any Regulatory Authority is required.

5.6. Inspections and Audits. Ottobock shall have the right, upon reasonable prior notice (no less than 10 days prior), to inspect or audit Supplier and sub-contractors for quality or regulatory assurance purposes, but limited to relevant regulatory standards for Products in order to be in compliance with the obligations, as set forth in the Quality Agreement and Applicable Laws. To the extent audit findings necessitate action, Supplier shall be supplied with the findings shall promptly respond to any regulatory concerns arising from such inspections. Supplier will make reasonable commercial efforts to facilitate an inspection or audit of its subcontractors, if necessary.

5.7. Notices; Information. Each Party shall provide the other Party with updates on all regulatory issues known that upon reasonable belief could materially affect the Distribution of the Products. Such updates shall be provided to the Party without knowledge within five (5) business days after the Party becomes aware of any such regulatory issues or any material development related to a previously disclosed regulatory issue.

Confidential Information has been omitted in places marked “[*]” and has been filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to this omitted information pursuant to an application for confidential treatment filed with the Commission under Rule 406 under the Securities Act of 1933, as amended.

5.8. Field Actions. In the event a Regulatory Authority requires a Field Action involving a Product or either Party in good faith determines it is necessary to initiate a voluntary Field Action involving a Product, Supplier shall be responsible to carry it out in accordance with Regulatory Laws and the Quality Agreement and Ottobock shall provide reasonable and timely support in connection therewith. Supplier shall provide Ottobock with written notice within 24 hours of its determination that a Field Action involving a Product is necessary or its receipt of notification from a Regulatory Authority that a Field Action involving a Product is required. Supplier shall replace the affected Products free of charge or, at Ottobock’s election, refund to Ottobock the entire Transfer Price paid for the affected Products, including unrecovered duties, taxes, freight and insurance. Notwithstanding the foregoing, in the event that Ottobock in good faith determines it is necessary to initiate a voluntary Field Action involving a Product, and Supplier in good faith disagrees with such determination, then Supplier shall be responsible to carry out the Field Action in accordance with Regulatory Laws, but Ottobock and Supplier will each be responsible for 50% of the costs and expenses associated with such Field Action.

5.9. Record-Keeping. Each Party shall create and maintain records for the activities for which they have responsibility under this Agreement in compliance with Regulatory Laws.

ARTICLE VI

CONFIDENTIALITY; PUBLICITY; INTELLECTUAL PROPERTY

6.1. Confidentiality. Each Party shall maintain the confidentiality of all non-public business, scientific, technical, regulatory, financial and other sensitive data and information (“Confidential Information”) of the other Party and its Affiliates and Marketing Partners, and shall not use any such Confidential Information except as authorized by the other Party, as required for its duties hereunder or as permitted by this Section 6.1; provided, however, that a Party shall have no obligation under this Section 6.1 with respect to information that (a) is or hereafter becomes generally available to the public other than as a result of a disclosure by such Party, (b) was already known to such Party at the time of disclosure by the other Party, unless the information was subject to a non-disclosure agreement, (c) is disclosed to such Party on a non-confidential basis by a third party who has the valid right to make such disclosure, or (d) is derived by such Party independently without use or reliance on information disclosed to it by the other Party. The foregoing obligations shall expire on the tenth anniversary of the expiration or termination of this Agreement, except that with respect to trade secrets, they shall continue for so long as the information constitutes a trade secret under Applicable Laws. The terms of this Agreement are the Confidential Information of both Parties except to the extent they are publicly disclosed consistent with the terms hereof. Notwithstanding the foregoing, each Party is permitted to disclose Confidential Information of the other Party: (a) to its counsel, accountants, tax advisors and consultants, provided they are subject to appropriate confidentiality restrictions; (b) to comply with Applicable Laws, provided that the disclosing Party uses commercially reasonable efforts to obtain confidential treatment or a protective order, to the extent available, with respect to the disclosed Confidential Information; (c) to Regulatory Authorities in connection with applications to conduct clinical studies or to obtain regulatory approvals; and (d) to Affiliates and Marketing Partners disclosed to Supplier in advance and in writing, provided that such disclosure is subject to appropriate confidentiality restrictions, which restriction shall at a minimum include all restrictions contained herein, and further provided that the Party that makes such disclosure shall be responsible for the breach of any such confidentiality restrictions by the party to which such Confidential Information is disclosed.

6.2. Publicity. Neither Party shall issue any press release or otherwise publicize this Agreement without the prior written consent of the other Party; provided, however, that consent shall not be required in connection with disclosures required by Applicable Laws, (b) relating to previously disclosed information, or (c) expressly authorized by Section 6.1. Myomo may disclose the existence (but not the terms) of this Agreement in its US Securities and Exchange Commission (“SEC”) filings and to its investors, unless required by applicable securities laws and regulations. Myomo will seek confidential treatment of pricing, discount, and volume information with the SEC.

6.3. Intellectual Property. Ottobock hereby acknowledges that Ottobock has not and shall not acquire any rights whatsoever in or to any of Supplier’s Intellectual Property or Confidential Information, including but not limited to the Patents, pursuant to this Agreement. Ottobock shall not take any action or fail to take any action that may adversely affect or impair the rights, title and interest of Supplier in or to its Intellectual Property, or have an adverse effect on the Licensed Trademarks or goodwill of Supplier. Supplier shall be responsible for all costs and expenses of applying, prosecuting, litigating, registering or renewing any Patents, copyrights or Licensed Trademarks related to the Products or Product Line Extensions. Supplier shall promptly notify Ottobock of any additional patent applications filed, as well as any new patents issued, related to the Products or Product Line Extensions. To the extent that any additional research and development activities are required hereunder, as of and after the Effective Date, the work performed by either Party and information, materials, products and deliverables developed in connection with business endeavors pursuant to this Agreement shall be the property of the respective Parties performing the work or creating the information.

Confidential Information has been omitted in places marked “[*]” and has been filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to this omitted information pursuant to an application for confidential treatment filed with the Commission under Rule 406 under the Securities Act of 1933, as amended.

6.4. Licensed Trademarks. Supplier hereby grants to Ottobock a limited, nonexclusive, royalty-free, non-assignable license to display and use the Licensed Trademarks solely in connection with the advertising, promotion, sale and distribution of the Products in accordance with the terms and conditions set forth in this Agreement and only during the term of this Agreement. Ottobock shall not have the right to grant sublicenses in the Licensed Trademarks, except that Ottobock may grant sublicenses to its Affiliates and Marketing Partners in connection with their Distribution of Products under this Agreement which are disclosed to Supplier in advance and in writing. To the extent there are any other instructions on the use of the Licensed Trademarks (e.g., specifics as to the form, manner, quality, style of use) that Ottobock shall reasonably be expected to comply with, Supplier shall provide such instructions in writing no later than twenty (20) business days after the Effective Date of this Agreement. While this Agreement is in effect, Supplier shall, from time to time, have the right to provide additional written instructions as to the Licensed Trademarks to Ottobock, its Affiliates and Marketing Partners, and require compliance with such instructions within a reasonable time.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES

7.1. Representations and Warranties of Each Party. Each Party hereby represents and warrants to the other Party that:

(a) it is a company duly organized, validly existing and, if relevant in its jurisdiction of organization, in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder;

(b) the execution, delivery and performance by it of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized and approved by all necessary corporate action on its part;

(c) this Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms;

(d) the execution, delivery and performance by it of this Agreement and the consummation by it of the transactions contemplated hereby do not and will not: (i) violate any Applicable Laws; (ii) conflict with, or result in the breach of any provision of its organizational documents; (iii) result in the creation of any lien or encumbrance of any nature upon any property being transferred by it pursuant to this Agreement; or (iv) violate, conflict with, result in the breach or termination of, or constitute a default under (or event which, with notice, lapse of time or both, would constitute a default under), any permit, contract or agreement to which it is a party or by which any of its properties or businesses are bound; and

(e) no authorization, consent or approval of, or notice to or filing with, any Person is required for the execution, delivery and performance by it of this Agreement (excluding approvals of Regulatory Authorities as contemplated herein).

7.2. Additional Supplier Warranties. Supplier hereby represents and warrants to Ottobock that: (a) it has the unrestricted right to grant the rights granted to Ottobock under this Agreement without the consent or approval of any third party; (b) the rights, title and interests of any and all Patents are wholly owned by Supplier, and are not subject to any rights, licenses, liens or encumbrances of any third party, and (c) the Manufacture of the Products and the Distribution of the Products in the Territory or to the Exclusive Customers by Ottobock and its Affiliates and Marketing Partners as set forth in this Agreement will not infringe or violate the intellectual property rights of any Person.

Confidential Information has been omitted in places marked “[*]” and has been filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to this omitted information pursuant to an application for confidential treatment filed with the Commission under Rule 406 under the Securities Act of 1933, as amended.

ARTICLE VIII
INDEMNIFICATION AND INSURANCE

8.1. Indemnification.

(a) General Indemnity for Third Party Claims.

(i) Supplier shall indemnify, defend and hold harmless Ottobock (and its Affiliates, employees and agents) from all Losses arising out of, in connection with or relating to any third party legal claim or action (“Third Party Claim”) (a) alleging personal injury, death, property damage or other Loss arising from any actual or alleged defect in the design, material, fabrication, Manufacture, User Information provided by Supplier or label (including label warnings) of any Product or from the failure of any Product to conform to the applicable Specifications therefor (a “Product Claim”), (b) alleging intellectual property infringement or misappropriation arising from the Manufacture, use, Distribution or commercialization of any Product (an “Infringement Claim”) in the Territory, (c) alleging or arising out of any breach of contract, legal violation, negligence or willful misconduct by Supplier, its Affiliates, employees or agents in connection with this Agreement, (d)  any claims arising out of the termination of its distribution agreement with its existing US distributor, except to the extent such Losses arise from the gross negligence, willful misconduct or fraud of Ottobock (or its Affiliates, employees and agents); and

(ii) Ottobock shall indemnify, defend and hold harmless Supplier (and its Affiliates, employees and agents) from all Losses arising out of, in connection with or relating to (A) any Product Claim to the extent attributable to Ottobock’s conduct or activities and, to such extent, Supplier’s obligation under clause (i)(a) above shall not apply, (b) any Infringement Claim to the extent attributable to (w) the use by Ottobock of any Product in combination with any Product not supplied by Supplier, (x) the use by Ottobock of any Product in a manner for which it was not designed or intended, (y) any unauthorized modification of any Product by Ottobock or its Affiliates or Marketing Partners, or (z) Supplier’s compliance with Ottobock’s written instructions, specifications or directions, and to such extent, Supplier’s obligation under clause (i)(b) above shall not apply, or (c) any Third Party Claim alleging or arising out of any breach of contract, legal violation, negligence or willful misconduct by Ottobock, its Affiliates, employees or agents in connection with this Agreement, except to the extent such Losses arise from the gross negligence, willful misconduct or fraud of Supplier (and its Affiliates, employees and agents).

(iii) If the Parties have indemnification obligations to one another in connection with a single Third Party Claim, they shall contribute to the aggregate damages and costs in proportion to their relative responsibilities therefor based upon all relevant equitable considerations.

(b) Notice. The indemnified Party shall promptly notify the indemnifying Party in writing and in reasonable detail of each indemnity claim, but any delay or deficiency of such notice shall not excuse the indemnifying Party’s indemnification obligations except to the extent that it is materially prejudiced due to the delay or deficiency.

(c) Defense. The indemnifying Party shall have the right to assume and control the defense and settlement of any third party legal claim or action if the predominant claims therein are covered by its indemnity, unless the Parties have a conflict of interest with respect to such legal claim or action or the claimant is seeking relief that, if awarded, could have an adverse effect on the indemnified Party’s ongoing business (other than Ottobock’s business of selling and distributing the Products). If the indemnifying Party assumes the defense, it shall employ counsel reasonably acceptable to the indemnified Party and shall defend the claim or action with diligence. In all events, the Party not controlling the defense shall reasonably cooperate with the controlling Party and shall be permitted to participate in the defense at its own expense.

(d) Settlement. Neither Party shall settle a third party legal claim or action covered by indemnification under Section 8.1 without the other Party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, except that the Party controlling the defense shall have the right to do so if (i) it will pay in full all monetary elements of the settlement as required by this Agreement, (ii) the settlement does not include non-monetary elements, findings or admissions that would be detrimental to the other Party’s ongoing business (other than Ottobock’s business of selling and distributing the Products), and (iii) the settlement includes a full release in favor of the other Party from all Losses arising out of, in connection with or relating to such legal claim or action.

Confidential Information has been omitted in places marked “[*]” and has been filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to this omitted information pursuant to an application for confidential treatment filed with the Commission under Rule 406 under the Securities Act of 1933, as amended.

8.2. Insurance. Supplier and Ottobock shall maintain, from the Effective Date through the fifth anniversary of the expiration date of the Term, a policy of insurance for Product Claims. Such policy shall (i) have a per occurrence limit of at least $1,000,000 and an annual aggregate limit of at least $3,000,000, (ii) name Ottobock and Supplier as an additional insured, and (iii) provide for at least thirty (30) days’ advance written notice to Supplier or Ottobock of cancellation or material change in coverage. Ottobock and Supplier shall provide evidence of such coverage promptly following execution of this Agreement and annually thereafter.

8.3. LIMITATION OF LIABILITY. EXCEPT WITH RESPECT TO THE INDEMNIFICATION OBLIGATIONS PROVIDED IN SECTION 8.1, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL, EXEMPLARY, OR SPECIAL DAMAGES OF ANY KIND OR ANY DAMAGES FOR LOST PROFITS, LOST BUSINESS, LOST REVENUE, OR FAILURE TO REALIZE EXPECTED SAVINGS, IN EACH CASE HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY, INCLUDING CONTRACT OR TORT (INCLUDING PRODUCTS LIABILITY, STRICT LIABILITY, NEGLIGENCE, AND MISREPRESENTATION), AND WHETHER OR NOT SUCH PARTY WAS OR SHOULD HAVE BEEN AWARE OR ADVISED OF THE POSSIBILITY OF SUCH DAMAGE AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY STATED HEREIN.

ARTICLE IX
TERM AND TERMINATION

9.1. Term. Unless otherwise terminated earlier as provided for in this Agreement shall become effective on the Effective Date and shall continue in effect for until December 31, 2019 (the “Initial Term”). Thereafter, unless Ottobock provides notice of non-renewal at least sixty (60) days prior to the expiration of the initial three-year term (the “Initial Term”), this Agreement shall automatically renew for successive one (1) year renewal periods, that can be terminated or modified upon receipt of written notice sixty (60) days prior to the expiration of each one-year renewal term (each, a “Renewal Term”). The period from the Effective Date through the date of expiration or termination of this Agreement shall be referred to as the “Term.”

9.2. Termination.

(a) Default. If either Party believes the other is in breach of any of its material obligations under this Agreement or the Quality Agreement, it may give notice of such breach to the other Party, which Party shall have sixty (60) days in which to remedy the breach. If the breach is not remedied within such sixty (60) day period, the non-breaching party may terminate this Agreement immediately upon delivery to the breaching Party of a written notice of termination given within thirty (30) days after the termination of the applicable thirty (30) day cure period. The non-breaching Party’s right to terminate this Agreement shall not be construed as an exclusive remedy. The rights of the Parties in this Section 9.2(a) shall be in addition to, those rights to terminate this Agreement set forth in Sections 4.4(b)(iii) and 4.5(b), provided that upon a Supplier Default, the Parties shall be governed by this Article VIII.

(b) Dissolution or Insolvency Event. If a Party is dissolved under applicable corporate law or becomes subject to an Insolvency Event, the other Party may terminate this Agreement by delivering written notice of its decision to do so within six (6) months after actual knowledge of the dissolution or the Insolvency Event.

(c) Force Majeure Event. Either Party may terminate this Agreement in accordance with the terms of Section 11.2.

(d) Change in Law. Upon written notice to the other Party, either Party may terminate this Agreement as to any Product in a particular portion of the Territory upon notice to the other if, due to a change in Applicable Law, such Product can no longer lawfully be marketed, distributed or sold in such portion of the Territory.

Confidential Information has been omitted in places marked “[*]” and has been filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to this omitted information pursuant to an application for confidential treatment filed with the Commission under Rule 406 under the Securities Act of 1933, as amended.

(e) Product Conflict. In the event that Supplier markets, promotes or distributes products that prejudice Ottobock’s business interests or creates a conflict of interest in handling Ottobock Confidential Information pursuant to Section 3.3, Ottobock shall have the right to terminate this Agreement upon thirty (30) days’ prior written notice to Supplier without liability to Ottobock.

(f) Infringement. If, in Supplier’s reasonable judgment, the Manufacture, use, Distribution or commercialization of any Product is likely to be found to infringe any third party intellectual property right, then Supplier may, upon written notice to Ottobock, terminate this Agreement as to such Product. Ottobock shall promptly cease Distribution of such Product upon receipt of a termination notice from Supplier pursuant to this Section 9.2(f).

(g) Supplier Default. Either Party may immediately terminate this Agreement in accordance with the terms of Section 4.4(b)(iv).

9.3. Consequences of Termination.

(a) General. Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued prior to such termination or expiration.

(b) Inventory. Upon the expiration or termination of this Agreement, (i) at Ottobock’s request, Supplier shall continue to process and deliver to Ottobock all Products that are the subject of a firm order as of the date of expiration or termination, any inventory pre-purchased pursuant to Section 4.4(b)(v), and any products purchased using advance payment credits pursuant to Section 4.3 and (ii) Ottobock shall be permitted to sell any remaining inventory of the non Defective Products, including any Products delivered pursuant to clause (i) above, pursuant to the terms of this Agreement. In the event that this Agreement is terminated by Ottobock pursuant to Section 8.2(a), Ottobock and its Affiliates and Marketing Partners shall have the right to return all or any portion of their remaining inventory of the Products, and Supplier shall promptly refund the Transfer Prices paid therefor.

(c) Surviving Rights and Obligations. The following provisions shall survive the expiration or termination of this Agreement: Section 4.9 (Product Warranties), Section 4.11(Product Returns), Section 5.1 (Compliance with Applicable Laws), Section 6.1 (Confidentiality), Section 6.3 (Intellectual Property), Article VII (Representations and Warranties), Article VIII (Indemnification and Insurance), Section 9.3 (Consequences of Termination), and any provisions required for the interpretation or enforcement of any of the foregoing.

ARTICLE X

CORPORATE RIGHTS

10.1. Right of Notice to Corporate Event. Supplier shall provide Ottobock as part of this Agreement written notice of: (a) Supplier receiving an offer to acquire any of its shares of equity or stock, purchase of all or substantially all of its assets, or a merger, consolidation or other change of control transaction with an unrelated third party (a “Corporate Event”), or (b) a Corporate Event conducted by the Supplier. Ottobock shall have forty-five (45) days from the date of receipt of all material information in connection with the Corporate Event, to either make an offer to Supplier or participate in the Corporate Event.

ARTICLE XI
MISCELLANEOUS

11.1. Agency. Each Party to this Agreement is an independent contractor. Neither Party is, nor shall be deemed to be, an employee, agent, partner or legal representative of the other Party for any purpose. Neither Party shall have the right, power or authority to enter into any contracts in the name of, or on behalf of, the other Party, nor shall either Party hold itself out as having the authority to bind the other Party in any way.

11.2. Force Majeure. If the performance of any obligation under this Agreement is prevented, restricted or interfered with by reason of war, revolution, civil commotion, acts of terrorism, blockade, embargo, labor unrest or strikes, government acts, natural disasters, acts of God or similar events which are beyond the reasonable control of the Party affected, then the Party so affected shall, upon giving prior written notice to the other Party, be excused from such performance to the extent of such prevention, restriction, or interference, provided that the Party so affected shall use commercially reasonable efforts to avoid or remove such causes of nonperformance, and shall continue performance hereunder with reasonable dispatch whenever such causes are removed. If such conditions inhibiting complete performance shall continue in excess of one hundred twenty (120) days, then the Party that is not affected by the force majeure event shall have the option, by delivery of written notice to the affected Party, to terminate this Agreement.

Confidential Information has been omitted in places marked “[*]” and has been filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to this omitted information pursuant to an application for confidential treatment filed with the Commission under Rule 406 under the Securities Act of 1933, as amended.

11.3. Entire Agreement; Amendments; Waivers. This Agreement constitutes the entire agreement between the Parties hereto concerning its subject matter and supersedes all previous negotiations, agreements and commitments with respect thereto. This Agreement shall not be amended or modified in any manner except by a written instrument signed by duly authorized representatives of each of the Parties hereto. No provision of this Agreement shall be waived except by an instrument in writing expressly waiving such provision and signed by a duly authorized representative of the waiving Party, which waiver shall be effective only with respect to the specific obligation and instance described therein.

11.4. Governing Law. This Agreement shall be governed by and interpreted exclusively in accordance with the substantive laws of the State of Delaware, without regard to its choice of law rules.

11.5. Waiver of Right to Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT, ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, CAUSE OF ACTION, ACTION, SUIT OR PROCEEDING ARISING OUT OF, BASED UPON OR RELATING TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT OR TORT OR OTHERWISE.

11.6. Partial Illegality. If any provision of this Agreement, or the application thereof to any Party or circumstances, shall be declared void, illegal or unenforceable, the remainder of this Agreement shall be valid and enforceable to the extent permitted by Applicable Laws.

11.7. Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be sent to the respective Parties at the following addresses, or to such other addresses as may be designated by the Parties in writing from time to time in accordance with this Section 11.7, by registered or certified mail, postage prepaid, or by express courier service, service fee prepaid, or by facsimile with a hard copy to follow via mail or express courier service in accordance with this Section 11.7.

To Supplier:	Myomo, Inc.
One Broadway, 14th Floor
Cambridge, MA 02142
Attn: Paul R. Gudonis, CEO

To Ottobock:	Otto Bock HealthCare LP
11501 Alterra Parkway, Suite 600
Austin, TX 78758
Attn: VP, Orthotics
Fax No.: 512-806-2915

With a copy to:	Otto Bock HealthCare GmbH
Max-Näder-Straße 15 | D-37115 Duderstadt
Attn: Head of Business Unit Orthotics
Fax No.: +49 (0) 5527 848 81651

Otto Bock Healthcare LP
11501 Alterra Parkway, Suite 600
Austin, TX 78758
Attn: General Counsel
Fax No.: 512-806-2760

Confidential Information has been omitted in places marked “[*]” and has been filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to this omitted information pursuant to an application for confidential treatment filed with the Commission under Rule 406 under the Securities Act of 1933, as amended.

All notices shall be deemed given and received (a) if delivered by hand, immediately, (b) if sent by mail, three business days after posting, (c) if delivered by express courier service, the next business day in the jurisdiction of the recipient or (d) if sent by fax, at the time shown in the confirmed electronic receipt, or on the first business day thereafter if the notice is not sent on a business day.

11.8. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

11.9. Cooperation. At any time during the term of this Agreement, each Party will, at the request of the other Party, use commercially reasonable efforts to (a) deliver to the other Party such records, data or other documents, consistent with the provisions of this Agreement and (b) take or cause to be taken all such other actions, as a Party reasonably may deem necessary or desirable in order for such Party to obtain the full benefits of this Agreement and the transactions contemplated hereby.

11.10. Alternative Dispute Resolution

(a) In the event of any dispute, claim, or disagreement arising from or relating to this Agreement (the “Dispute”), the Parties shall use their best efforts to settle the Dispute. To this effect, they shall meet and negotiate with each other in good faith regarding the Dispute, after providing each other with a detailed, good-faith offering of accurate and applicable information relevant to the Dispute in writing, and attempt to reach an equitable solution satisfactory to both Parties. The Parties shall attempt to negotiate a satisfactory resolution for a period of no less than forty-five (45) days after the first meeting to discuss the Dispute, or some other longer time period as mutually agreed by the Parties.

(b) The expenses of this dispute resolution process shall be borne by the Parties respectively, with each party bearing its own costs and expenses.

11.11. Expenses. Each Party shall pay its own expenses and costs incident to entering into and carrying out this Agreement and the transactions contemplated hereby.

11.12. Assignment. Except as otherwise provided herein, neither Party shall have the right to assign any of its rights or obligations under this Agreement without the prior written consent of the other Party; provided, however, that either Party, without any need for consent from the other, may assign any of its rights and/or obligations hereunder to an Affiliate of such Party or to an acquirer in the event of a sale of substantially all of the business or assets of such Party. Any assignment not in accordance with this Section 11.12 shall be void.

11.13. Third-Party Rights. This Agreement is not intended to confer any benefits upon, or create any rights in favor of, any Person other than the Parties and, where expressly provided, their Affiliates and Marketing Partners and the Persons entitled to indemnification.

[Signatures on following page]

Confidential Information has been omitted in places marked “[*]” and has been filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to this omitted information pursuant to an application for confidential treatment filed with the Commission under Rule 406 under the Securities Act of 1933, as amended.

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed by its respective duly authorized representative as of the Effective Date.

Myomo, inc.

By:	/s/ Paul R. Gudonis
Name:	Paul R. Gudonis
Title:	CEO

OTTO BOCK HEALTHCARE LP

By:	/s/ Chris Nolan
Name:	Chris Nolan
Title:	VP, Orthotics

[Signature Page to Supply and Distribution Agreement]

Confidential Information has been omitted in places marked “[*]” and has been filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to this omitted information pursuant to an application for confidential treatment filed with the Commission under Rule 406 under the Securities Act of 1933, as amended.

EXHIBIT A

Distributed Products

MyoPro Price List

	Motion G 1.1	Motion W	MyoPro Elbow	T&E System 1.0
Product Transfer Price	$[*]	$[*]	$[*]	$[*]
Central Fabrication Service Fee**	$[*]	$[*]	$[*]	[*]

Notes: All prices are for a complete MyoPro System which includes MyoPro Product Kit; Laptop or Tablet with myConfig Software; Carrying Bag; Harness; and the 3-year Extended Warranty.

** Central Fabrication Services charges are additional pass-through from GRE C-Fab.

Motion G 1.1 includes swappable LiOn battery and next-generation sensors.

Demonstration Unit Prices

- Motion G (recommended for selected Ottobock orthotics sales rep): $[*](inclusive of fabrication fee) to be specified as Left or Right side unit

- Motion W: $[*] to be specified as Left or Right side unit

- MyoPro Elbow: $[*] to be specified as Left or Right side unit

- T&E Kit: $[*] for 2 unit set (one Left and one Right unit)

Country of Origin Information

Orthotic Products manufactured in Worcester, Massachusetts by Cogmedix and/or fabricated in Chardon, Ohio, USA

Laptop made in China

For 1.1

Battery is Marked “Designed in Germany. Assembled in China”

Charger has two pieces, Switch-Mode Power Supply “Made in China” and SMBUS mini Battery Charger “Made in Germany”

Software developed in Cambridge, Massachusetts USA

Confidential Information has been omitted in places marked “[*]” and has been filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to this omitted information pursuant to an application for confidential treatment filed with the Commission under Rule 406 under the Securities Act of 1933, as amended.

EXHIBIT B

Licensed Trademarks

Supplier:

MYOMO-US Registration # 4451445

MYOPRO-US Registration # 4532331

Any trademark registrations for MYOMO or MYOPRO filed elsewhere in the Territory shall be included in the Licensed Trademarks.

Confidential Information has been omitted in places marked “[*]” and has been filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to this omitted information pursuant to an application for confidential treatment filed with the Commission under Rule 406 under the Securities Act of 1933, as amended.

EXHIBIT C

MYOMO® Extended Warranty Terms & Conditions

This Extended Warranty is issued by Myomo, Inc., and consists of the following terms:

1. Only the original purchaser (“Customer”), whose name and/or organization appears below, of the Extended Warranty from Myomo, Inc. is covered by this Warranty. This Extended Warranty is NOT TRANSFERABLE.

2. This Warranty covers repair or replacement of parts of the MyoPro myoelectric orthosis (the “Product”) manufactured by Myomo, Inc for only the designated equipment covered by this Extended Warranty.

3. The Extended Warranty starts at the expiration of the standard warranty one year after delivery of the Product and lasts for two (2) additional years on the following:

(a)	This warranty includes the arm brace and EMG sensors, soft goods, Connection Cables, Storage/Carry Case and Battery Charger.

(b)	This warranty includes two replaceable rechargeable batteries

4. To obtain warranty service on Myomo, Inc. on the covered equipment contact:

Myomo, Inc.

1 Broadway, 14th Floor

Cambridge, MA 02142

Telephone: 617-651-0226

E-mail: support@myomo.com

5. Warranty service on Myomo, Inc. equipment must be performed by Myomo, Inc. or authorized Myomo, Inc. representative.

6. This Warranty does not cover the following:

Regarding transportation costs and logistics between customer and Myomo or its authorized representative, Myomo will incur shipping charges for repairs, however, will charge a fee to cover the shipping expense for any return made by customer requiring home pick up.

7. Myomo will not cover any Misuse, excessive wear and tear, as defined by Myomo, on any of the parts of the Product. If the Product is not working, Customer must return entire product including all cables, chargers, etc. to Myomo for inspection, testing and either repair or replacement, at its option. If the Customer undertakes to make any repairs, improvements, alterations, modifications, any and all warranties will be voided. Myomo reserves the right to cancel this Agreement if it determines the Product or any of its warranted components were Misused.

8. Except for the express warranties set forth in Section 3(a) above, Myomo makes no warranty, express or implied, regarding the Product or Services.

TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE EXPRESS WARRANTIES SET FORTH IN SECTION 3 ARE THE ONLY WARRANTIES MADE BY MYOMO WITH RESPECT TO THE PRODUCTS AND SERVICES. .MYOMO DISCLAIMS ALL WARRANTIES THAT MAY BE IMPLIED OR ARISE BY CUSTOM OR TRADE USAGE, INCLUDING WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY, SATISFACTORY QUALITY OR FITNESS FOR ANY PARTICULAR PURPOSE. MYOMO’S EXPRESS WARRANTIES SHALL NOT BE ENLARGED, DIMINISHED OR AFFECTED BY, AND NO OBLIGATION OR LIABIILTY SHALL ARISE OUT OF, MYOMO RENDERING TECHNICAL OR OTHER ADVICE, TRAINING OR SERVICE IN CONNECTION WITH THE PRODUCTS.

9. MYOMO, INC. SHALL HAVE NO RESPONSIBILITY FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES RESULTING FROM THE BREACH OF ANY

WARRANTY, INCLUDING BUT NOT LIMITED TO, INCONVENIENCE, RENTAL OR PURCHASE OR REPLACEMENT EQUIPMENT, LOSS OF PROFITS OR COMMERCIAL LOSS SOME STATES DO NOT ALLOW THE EXCLUSION OR LIMITATION OF INCIDENTAL OR CONSEQUENTIAL DAMAGES, SO THE ABOVE LIMITATION OR EXCLUSION MAY NOT APPLY TO YOU.

10. The Warranty gives you specific legal rights, and you may have other rights, which may vary, from state to state.

11. This Warranty is not subject to change or modification by anyone, including Myomo, Inc. sales personnel and no such person is authorized to make any representations or promises on Myomo, Inc.’s behalf.

Confidential Information has been omitted in places marked “[*]” and has been filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to this omitted information pursuant to an application for confidential treatment filed with the Commission under Rule 406 under the Securities Act of 1933, as amended.

EXHIBIT D

Territory

United States- Limited to the Exclusive Customers in Exhibit E plus any additional mutually agreed upon Customers added to Exhibit E in accordance with Section 3.2.

Germany
Switzerland
Austria
Canada

Confidential Information has been omitted in places marked “[*]” and has been filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to this omitted information pursuant to an application for confidential treatment filed with the Commission under Rule 406 under the Securities Act of 1933, as amended.

EXHIBIT E

Exclusive Customer Accounts

The following customers shall be Exclusive Customers of Ottobock during the Term of this agreement. Supplier will transfer any existing VAMC customer accounts and associated patient pipelines to Ottobock, effective January 1, 2017. Supplier and Ottobock may agree to amend this list to add additional Exclusive Customers to this list pursuant to Section 3.2.

VAMC Accounts to be handled by Ottobock:

(* = existing customer account)

[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

Confidential Information has been omitted in places marked “[*]” and has been filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to this omitted information pursuant to an application for confidential treatment filed with the Commission under Rule 406 under the Securities Act of 1933, as amended.

EXHIBIT F

Annual Minimum Purchases

Calendar Year 2017

Minimum Units

Ottobock agrees to purchase the following minimum number of Units in calendar year 2017. Purchases of demonstration Units shall be applied to the minimum purchase requirements.

US: [*] Units

Germany, Switzerland and Austria: [*]Units**

Total = [*] Units**

Ottobock will purchase and Supplier will ship Units to Ottobock pursuant to the following schedule:

June 1, 2017	[*]
August 1, 2017	[*]
September 30, 2017	[*]
December 15, 2017	[*]

** The number of minimum products is contingent upon Supplier obtaining valid and proper CE Mark approval. If Supplier fails to obtain valid and proper CE Mark approval by June 30, 2017, the minimum purchase requirements will be adjusted as provided in Section 4.4(b).

Annual Advance Payment

The parties agree that the Annual Advance Payment for calendar year 2017 shall be $[*], calculated as follows:

Summary					Total Pay
Year 1	Purchases		Fabrication		to Myomo
Elbow	$	[*]	$	[*]	$	[*]
Motion W	$	[*]	$	[*]	$	[*]
Motion G	$	[*]	$	[*]	$	[*]
Total	$	[*]	$	[*]	$	[*]

Calendar Years 2018 and 2019

Annual minimums and Annual Advance Payments for 2018 and 2019 will be agreed upon by the Parties in accordance with Section 4.4(b)(iii).